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                                                               EXHIBIT 10.17(1)
                              EMPLOYMENT AGREEMENT


         WHEREAS, IGF Insurance Company, an Indiana corporation, (the "Company") considers it essential to its best interests and the best interests of its stockholders to foster the continuous employment of its key management personnel and, accordingly, the Company desires to continue to employ Dennis G. Daggett ("You", "Your" or "Executive"), upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Executive desires to continue to be employed by the Company, upon the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the covenants and agreements set forth below, the parties agree as follows:

1.       Employment

         1.1 Term of Agreement. The Company agrees to employ Executive as President and Chief Operating Officer, effective as of February 1, 1996 and continuing for a period of thirty-six (36) months through January 31, 1999, unless such employment is terminated pursuant to Article III below; provided, however, that the term of this Agreement shall automatically be extended without further action of either party for additional one (1) year periods thereafter unless, not later than six (6) months prior to the end of the then effective term, either the Company or the Executive shall have given written notice that such party does not intend to extend this Agreement. If Company gives Executive such a notice of non-renewal, Executive's employment shall terminate as of the expiration date of this Agreement and such termination of employment shall be treated as a termination without cause under this Agreement. It is expressly understood and agreed that a notice of non-renewal issued by the Company shall not extinguish the Executive's non-competition obligations pursuant to Section 4 herein, and furthermore, the Company agrees that should termination pursuant to this Section apply, that the Executive, pursuant to the terms contained in
Section 3.1 herein, shall receive his base salary for a further twelve (12) months, plus life and health benefits, from the date of such termination.

         1.2 Terms of Employment. During the Term, You agree to be a full-time employee of the Company serving in the position of President and Chief Operating Officer of the Company and further agree to devote substantially all of Your working time and attention to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities associated with Your position as President and Chief Operating Officer of the Company, to use Your best efforts to perform faithfully and efficiently such responsibilities. Executive shall perform such duties and responsibilities as may be determined from time to time by the Chairman and/or Chief Executive Officer of Goran Capital, Inc. ("Goran") and/or the Company and the Board of Directors of the Company, which duties shall be consistent with the position of President of the Company, which shall grant Executive authority, responsibility, title and standing comparable to that of the president and chief operating officer of a

                                       -1-

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stock  insurance  company and which will not require  Executive  to relocate his principal place of residence from the metropolitan Des Moines, Iowa area. Nothing herein shall prohibit You from devoting Your time to civic and community activities or managing personal investments, as long as the foregoing do not interfere with the performance of Your duties hereunder.

         1.3 Director. The Board of Directors shall at their first meeting following the effective date of this Agreement appoint Executive as a Director of the Company to serve until his successor is duly qualified, elected and serving. The Company shall nominate Executive for election to the Board of Directors at the first annual meeting of shareholders of the Company which follows the effective date of this Agreement. If the Executive is not so appointed and so elected as a Director of the Company or if at any time during the term of this Agreement the Executive is not a Director serving as a member of the Board of Directors of the Company, then Company shall be in material breach of this Agreement and Executive may treat such breach as a termination without cause. Executive agrees to resign as a Director of the Company upon the termination or expiration of this Agreement.

2.       Compensation, Benefits and Prerequisites

         2.1 Salary. During the term of this Agreement, the Company shall pay Executive a salary at the minimum annual rate of One Hundred Eighty Thousand Dollars ($180,000). The salary shall be payable in twenty-six (26) equal installments. Company may increase this annual rate at its discretion but no reduction of Executive's then current rate of pay shall be made without his prior written consent.

         2.2 Bonus. The Executive shall be eligible to participate in a bonus program as defined in Exhibit C (the "Bonus Arrangement") which is attached and incorporated herein by reference. All awards made to other Company employees pursuant to the Bonus Arrangement shall be at the sole discretion of the Compensation Committee of the Company's Board of Directors, which shall be comprised of four (4) members, two (2) of which shall be Company employees and two (2) of which shall be designated by the Company's shareholders. Should there be a stalemate then an outside member of the Board of Directors of Goran shall be asked to cast the final vote which final vote shall be determinative. In exercising its discretion, the Compensation Committee may make any award to any Company employee it shall deem appropriate; provided, however, that the Compensation Committee shall not grant any bonus award or authorize any payment of monies pursuant to this Section 2.2 that is in excess of one hundred fifty percent (150%) of the base salary received by any Company employee (during such individual's tenure as a Company employee) for any calendar year for which a bonus award is granted pursuant to this Section 2.2.

         The Compensation Committee shall only have discretion to award monies to the extent of the seven percent (7%) of the Company's statutory accounting basis pre-tax profits in excess of the Bonus Threshold as determined by the Bonus Arrangement in Exhibit C.

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         2.3 Stock Option Plan.  Should the Company enter into an Initial Public
Offering, then the provisions of this Section 2.3 shall become operative; otherwise, stock options shall be granted solely at the discretion of the Company's Board of Directors. During the term of this Agreement, Executive shall receive stock options under a Plan which shall give Executive the opportunity to acquire up to (a) 1.25% of the total stock of the Company and relinquish all of his Goran options; or (b) .75% of the total stock of the Company and retain all of the Goran options granted; or (c) a sliding scale between (a) and (b).

         Such options, granted pursuant to this Section 2.3 and the Stock Option Plan, shall vest ratably over a five (5) year period from the date of granting at twenty percent (20%) per year. All such awards of stock options shall be made by the Compensation Committee of the Company's Board of Directors, with Executive not taking part in the deliberations or vote of the Compensation Committee concerning options to be granted to Executive.

         Even though such stock options shall vest ratably over a five (5) year period, no stock options granted pursuant to the provisions of this Section 2.3 and the Stock Option Plan shall be exercisable until after five (5) years from the date of grant of such option.

         The exercise price of any stock option granted pursuant to this Section
2.3 and the Stock Option Plan shall increase by ten percent (10%) on each anniversary of the date of grant of such option.

         The Company, or one of its affiliates ("Lender") will make available to Executive a loan facility (the "Stock Purchase Loan") whereby Executive may borrow up to Five Hundred Thousand Dollars ($500,000) at an interest rate of six percent (6%) per annum of the outstanding principle balance, calculated yearly. Any funds obtained by Executive pursuant to the Stock Purchase Loan shall only be used by Executive to purchase Company stock. Definitive documentation of the Stock Purchase Loan will provide for quarterly interest payments and no principle payments until the end of the five (5) year terms (the "Repayment Date") of the Stock Purchase Loan. At Executive's election, amounts otherwise payable as yearly interest payments may be added to the outstanding principle amount of the Stock Purchase Loan. The Stock Purchase Loan shall be secured by a perfected first security interest in all stock purchased with the proceeds of the Stock Purchase Loan ("Stock Purchase Loan Security"). In the event Executive shall elect to defer Stock Purchase Loan interest payments until the Repayment Date, in addition to the Stock Purchase Loan Security, Executive will grant Lender a perfected first security interest in all stock options granted to Executive pursuant to this Section 2.3 and the Stock Option Plan.

         2.4 Goran Options. Goran shall make available to the Executive options for a total of Twenty Thousand (20,000) shares of Goran based on the market terms on the date that this Agreement is signed. Furthermore, Goran shall make available, upon completion of the next Public Offering of Goran/SIG common stock, options for a total amount of Twenty Thousand (20,000) shares of Goran at the market price of the next Public Offering.
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         The Goran  options so granted  shall vest with  Executive in accordance with the Stock Option Plan at the end of three (3) years from the date of granting of the options.

         2.5 Employee Benefits. Executive shall be entitled to receive all benefits and prerequisites which are provided to other Executives of Company under the applicable Company plans and policies, and to future benefits and prerequisites made generally available to executive employees of the Company with duties and compensation comparable to that of Executive upon the same terms and conditions as other Company participants in such plans . A listing of such current benefit plans is attached hereto as Exhibit A. But in no event shall the cost to participate in the benefit plans be different than the obligations of other Presidents and Executive Vice Presidents of affiliates of the Goran Group of Companies.

     2.6 Additional Prerequisites. During the term of this Agreement, Company shall provide Executive with:

         (a) Not less than four (4) weeks paid vacation during each calendar year.

         (b) A monthly motor vehicle allowance of Seven Hundred Fifty Dollars ($750). Further, Executive shall be reimbursed for his actual gasoline expenses in the utilization of the motor vehicle in furtherance of his duties under this Agreement or the business of the Company. Executive also shall be reimbursed for the costs of insuring himself and the Company for liability, damage, injury or loss arising out of or in connection with the use of such motor vehicle in the course of Executive's employment with the Company.

         (c) Monthly dues incurred by Executive at the country club of his choice located within reasonable geographic limits of the corporate offices of the Company, not to exceed Five Thousand Dollars ($5,000) per year.

         2.7 Expenses. During the period of his employment hereunder, Executive shall be entitled to receive reimbursement from the Company (in accordance with the policies and procedures in effect for the Company's employees) for all reasonable travel, entertainment and other business expenses incurred by him in connection with his services hereunder. Executive shall be entitled to reimbursement of all reasonable travel expenses incurred by You for Your spouse to accompany You on any business trip where it is expected or appropriate that spouses will accompany the participants.

3.       Termination of Executive's Employment

         3.1 Termination of Employment and Severance Pay. Executive's employment under this Agreement may be terminated by either party at any time for any reason; provided, however, that if Executive's employment is terminated for any reason other than for cause, he shall receive, as severance pay, one (1) year's salary continuation from the Date of Termination, payable in twenty-six (26) bi-weekly installments with regular withholdings as if Executive was
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still an employee of the  Company.  Further,  if Executive  shall be  terminated without cause, receipt of severance payments described in the preceding sentence are conditioned upon execution by Executive and the Company of that mutual Waiver and Release attached hereto as Exhibit B.

         3.2 Cause. For purposes of this Article 3, "cause" shall mean only the following: (i) the committing of any act by Executive which would be considered a criminal offense (other than minor traffic violations) under the laws of either Indiana, Iowa or the United States of America; (ii) the failure by
Executive to perform his material duties under this Agreement (excluding nonperformance resulting from Executive's disability) or disobedience to directives from those persons or bodies outlined in Section 1.2 which have the authority to determine and direct Executive's work and activities where such failure is not cured by Executive within fifteen (15) days of his receipt of written notification from Company specifying Executive's failure or breach and the steps the Executive must take to cure that failure or breach; however, during the fifteen (15) days the Company has the option to put the Executive on leave of absence with pay; or (iii) disability as provided in Section 3.3.

         3.3 Disability. So long as otherwise permitted by law, if Executive has become permanently disabled from performing his duties under this Agreement, the Company's Chairman of the Board, may, in his discretion, determine that Executive will not return to work and terminate his employment as provided below. Upon any such termination for disability, Executive shall be entitled to such disability, medical, life insurance, and other benefits as may be provided generally for disabled employees of Company during the period he remains disabled. Permanent disability shall be determined pursuant to the terms of Executive's long term disability insurance policy provided by the Company. If Company elects to terminate this Agreement based on such permanent disability, such termination shall be for cause.

4.       Non-Competition, Confidentiality and Trade Secrets

         4.1 Noncompetition. In consideration of the Company's entering into this Agreement and the compensation and benefits to be provided by the Company to You hereunder, and further in consideration of Your exposure to proprietary information of the Company, You agree as follows:

          (a)  Until the date of  termination  or  expiration  of this
               Agreement for any reason (the "Date of Termination") You agree not to enter into competitive endeavors and not to undertake any commercial activity which is contrary to the best interests of the Company or its affiliates, including, directly or indirectly, becoming an employee, consultant, owner (except for passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the- counter securities market), officer, agent or director of, or otherwise participating in the management, operation,
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               control  or  profits  of (a) any firm or  person  engaged  in the operation of a business engaged in the acquisition of insurance businesses or (b) any firm or person which either directly competes with a line or lines of business of the Company accounting for five percent (5%) or more of the Company's gross sales, revenues or earnings before taxes or derives five percent (5%) or more of such firm's or person's gross sales, revenues or earnings before taxes from a line or lines of business which directly compete with the Company.

         Notwithstanding any provision of this Agreement to the contrary, You agree that Your breach of the provisions of this Section 4.14.1(aa) shall permit the Company to terminate Your employment for cause.

           (b) If Your employment is terminated by You, or by reason of Your Disability, by the Company for cause, or pursuant to a notice of non-renewal as outlined in Section 1.1, then for two
               (2) years after the Date of Termination, You agree not to become, directly or indirectly, an employee, consultant, owner (except for passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent or director of, or otherwise to participate in the management, operation, control or profits of, any firm or person which directly competes with a business of the Company which at the Date of Termination produced any class of products or business accounting for five percent (5%) or more of the Company's gross sales, revenues or earnings before taxes at which the Date of Termination derived five percent (5%) or more of such firm's or person's gross sales, revenues or earnings before taxes.

           (c) You acknowledge and agree that damages for breach of the covenant not to compete in this Section 4.1 will be difficult to determine and will not afford a full and adequate remedy, and therefore agree that the Company shall be entitled to an immediate injunction and restraining order (without the necessity of a bond) to prevent such breach or threatened or continued breach by You and any persons or entities acting for or with You, without having to prove damages, and to all costs and expenses (if a court or arbitrator determines that the Executive has breached the covenant not to compete in this Section 4.1, including reasonable attorneys' fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. You and the Company agree that the provisions of this covenant not to compete are reasonable and necessary for the operation of the Company and its subsidiaries. However, should any court or arbitrator determine that any provision of this covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this covenant not to compete should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

         4.2 Confidentiality. You shall not knowingly disclose or reveal to any unauthorized person, during or after the Term, any trade secret or other
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confidential  information  (as outlined in the Iowa Uniform  Trade  Secrets Act)
relating to the Company or any of its affiliates, or any of their respective businesses or principals, and You confirm that such information is the exclusive property of the Company and its affiliates. You agree to hold as the Company's property all memoranda, books, papers, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, whether made by You or otherwise coming into Your possession and, on termination of Your employment, or on demand of the Company at any time, to deliver the same to the Company.

         Any ideas, processes, characters, productions, schemes, titles, names, formats, policies, adaptations, plots, slogans, catchwords, incidents, treatment, and dialogue which You may conceive, create, organize, prepare or produce during the period of Your employment and which ideas, processes, etc. relate to any of the businesses of the Company, shall be owned by the Company and its affiliates whether or not You should in fact execute an assignment thereof to the Company, but You agree to execute any assignment thereof or other instrument or document which may be reasonably necessary to protect and secure such rights to the Company.

5.       Miscellaneous

     5.1 Amendment. This Agreement may be amended only in writing, signed by both parties.

         5.2 Entire Agreement. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard to the employment of Executive or the obligations of the Company or the Executive. This Agreement supersedes all prior employment contracts and non-competition agreements between the parties.

         5.3 Notices. Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested. Any notice by mail shall be addressed as follows:

         If to the Company, to:

         IGF Insurance Company
         4720 Kingsway Drive
         Indianapolis, Indiana  46205
         Attention:  Chief Executive Officer

         With a Copy to:

         Goran Capital, Inc.
         4720 Kingsway Drive
         Indianapolis, Indiana  46205
         Attention:  President and Chief Executive Officer
                                       -7-
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         If to Executive, to:

         Dennis G. Daggett
         2882 106th Street
         Des Moines, Iowa  50322

or to such other addresses as one party may designate in writing to the other party from time to time.

         5.4 Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

         5.5 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     5.6 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Iowa, without giving effect to conflict of law principles.

         5.7 Headings. The headings of articles and sections herein are included solely for convenience and reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         5.8 Counterparts. This Agreement may be executed by either of the parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

         5.9 Survival. Company's obligations under Section 3.1 and Executive's obligations under Section 4 shall survive the termination and expiration of this Agreement in accordance with the specific provisions of those Paragraphs and Sections.

         5.10     Arbitration.

         (a) Except for those provisions contained in Sections 4.1 and 4.2 hereof, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in, at Executive's election, Kansas City, Missouri; Chicago, Illinois or Indianapolis, Indiana, before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by You, or if
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
                  such individuals cannot agree of the selection of the arbitrator, who shall be selected by the American Arbitration Association.

          (b) The parties agree to use their best efforts to cause (i) the two applicable individuals set forth in the preceding Paragraph 5.10(a) or, if applicable, the American Arbitration Association, to appoint the arbitrator within thirty (30) days of the date that a party notifies the other party that a dispute or controversy exists that necessitates the appointment of an arbitrator, and (ii) any arbitration hearing to be held within thirty (30) days of the date of selection of the arbitrator and, as a condition to his or her selection, such arbitrator must consent to be available for a meeting at such time.

         5.11 Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by You and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior subsequent time.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

IGF INSURANCE COMPANY                                    DENNIS G. DAGGETT
("Company")                                              ("Executive")



By: /s/ Alan G. Symons                                   /s/ Dennis G. Daggett
                                                            4.9.96
Title: Director   April 15-96

Attachments:      Exhibit A:  IGF Insurance Company's Current Benefit Plans
                  Exhibit B:  Severance Release
                  Exhibit C:  Bonus Arrangement
                  Exhibit D:  Stock Option Plan

                                                      -9-